Exhibit 12

                                                    M.D.C. HOLDINGS, INC.
                                             RATIO OF EARNINGS TO FIXED CHARGES


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

                                          Three Months to
                                              March 31,                          Year Ended December 31,
                                       ----------------------   -----------------------------------------------------------
                                          2003        2002         2002        2001         2000        1999        1998
                                       --------     ---------   ---------    ---------    ---------   --------    ---------

Earnings                                $67,018      $58,471     $299,250     $283,562     $228,919    $181,602    $118,989
                                        -------      -------     --------     --------     --------    --------    --------
Fixed Charges                            $8,501       $5,004      $25,631      $26,116      $27,729     $24,223     $23,478

Earnings to Fixed Charges                  7.88        11.68        11.68        10.86         8.26        7.50        5.07
                                           ====        =====        =====        =====         ====        ====        ====

Earnings:

Pretax Earnings from
  Continuing Operations                  60,766       53,046      274,044      255,387      203,201     148,453      83,852
Add:
Fixed Charges                             8,501        5,004       25,631       26,116       27,729      24,223      23,478
  Less capitalized interest              (7,052)      (4,041)     (21,116)     (22,498)     (24,367)    (21,261)    (22,525)
  Add amortization of previously
    capitalized interest                  4,803        4,462       20,691       24,557       22,356      30,187      34,184
                                         ------       ------      -------      -------      -------     -------      ------
Total Earnings                           67,018       58,471      299,250      283,562      228,919     181,602     118,989
                                         ======       ======      =======      =======      =======     =======     =======


Fixed Charges:


Homebuilidng and corporate
  interest expense                            0            0            0            0            0           0           0
Interest component of rent expense          796          598        2,812        2,253        2,177       1,615           0
Amortization and expensing of debt
  expenses                                  653          365        1,703        1,365        1,185       1,347         953
Capitalized intreest                      7,052        4,041       21,116       22,498       24,367      21,261      22,525
                                         ------       ------      -------      -------      -------     -------     -------

Total Fixed Charges                       8,501        5,004       25,631       26,116       27,729      24,223      23,478
                                         ======       ======      =======      =======      =======     =======     =======


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